UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 9, 2008
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona		85281
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On December 9, 2008, upon the recommendation of the Compensation Committee of the Board of Directors of Amtech Systems, Inc. (the “Company”), the Board approved salary increases, bonuses and restricted stock and option grants for its executive officers in accordance with the Company’s executive compensation strategy and approved a bonus plan for the Company’s executive officers for fiscal 2009. The Board approved a salary increase for Jong S. Whang, the Company’s Chairman of the Board, Chief Executive Officer and President, from $275,000 to $350,000. Mr. Whang also received a bonus for fiscal 2008 in the amount of $200,000, a grant of an option to purchase 60,000 shares of the Company’s common stock and a restricted stock grant of 50,000 shares of the Company’s common stock. The Board approved a salary increase for Bradley C. Anderson, the Company’s Vice President—Finance and Chief Financial Officer, from $198,000 to $245,000. Mr. Anderson also received a bonus in the amount of $107,307, a grant of an option to purchase 30,000 shares of the Company’s common stock and a restricted stock grant of 10,000 shares of the Company’s common stock. The Board approved a salary increase for Robert T. Hass, the Company’s Chief Accounting Officer, from $138,000 to $148,000. Mr. Hass also received a bonus in the amount of $35,227, a grant of an option to purchase 9,000 shares of the Company’s common stock and a restricted stock grant of 8,000 shares of the Company’s common stock. Each of the salary increases are effective as of January 1, 2009. Each of the restricted stock and option grants will vest in four (4) equal annual installments beginning on December 9, 2009. All options granted have an exercise price of $3.80 (the closing price of the Company’s common stock on December 9, 2008). The Board also approved a bonus plan for fiscal 2009, which is substantially the same as the plan that was in effect for 2007 and 2008. For additional information regarding the bonus plan, see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: December 12, 2008	By:	/s/ Bradley C. Anderson
		Name:	Bradley C. Anderson
		Title:	Vice President—Finance and
Chief Financial Officer